UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number of issuing entity: 333-132249-19

Banc of America Mortgage 2008-A Trust
(Exact name of issuing entity as specified in its charter)

Commission File Number of depositor: 333-132249

Banc of America Mortgage Securities, Inc.
(Exact name of depositor as specified in its charter)

Bank of America, National Association
(Exact name of sponsor as specified in its charter)

214 North Tryon Street, NC1-027-22-02, Charlotte, North Carolina  28255  (704) 387-8239
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1-A-1, 1-A-2, 1-A-3, 1-A-4, 1-A-5, 1-A-6, 1-A-7, 1-A-R, 2-A-1,
 2-A-2, 2-A-3, 2-A-4, 2-A-5, 2-A-6, 2-A-7, 3-A-1, 3-A-2, 3-A-3, 3-A-4, 3-A-5, 3-A-6, 3-A-7, B-1, B-2, B-3 and B-4
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) ☐	Rule 12h-3(b)(1)(i) ☐
Rule 12g-4(a)(1)(ii) ☐	Rule 12h-3(b)(1)(ii) ☐
Rule 12g-4(a)(2)(i) ☐	Rule 12h-3(b)(2)(i) ☐
Rule 12g-4(a)(2)(ii) ☐	Rule 12h-3(b)(2)(ii) ☐
Rule 15d-6 ☒

   Approximate number of holders of record as of the certification or notice date: 13

   Pursuant to the requirements of the Securities Exchange Act of 1934, Banc of America Mortgage 2008-A Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Banc of America Mortgage Securities, Inc.
as Depositor

Date: January 28, 2009	By: /s/ Cathleen A. Lojek
Name: Cathleen A. Lojek
Title: Senior Vice President